Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Michael O. Banks — 570-200-1340
PENN MILLERS REPORTS FOURTH QUARTER AND
TWELVE MONTHS RESULTS ENDED DECEMBER 31, 2010
Wilkes-Barre, Pennsylvania, (Business Wire) March 28, 2011 — Penn Millers Holding Corporation (NASDAQ: PMIC) (“Penn Millers” or “the Company”) reported today its financial results for the fourth quarter and twelve months ended December 31, 2010.
For the three months ended December 31, 2010, Penn Millers reported net income of $1.2 million, compared to net income of $1.3 million for the prior year quarter. The $0.1 million decrease in net income was primarily due to:
•
Net premiums earned in the Agribusiness segment increased $0.3 million after-tax, as a result of year over year growth in direct premiums written during the last three quarters of 2010. In the Commercial Business segment, premiums earned declined by $0.6 million after-tax as the Company continues to reposition that segment from being a generalist insurer of small businesses to being a specialist focused on select industries for small and middle market customers.

•
In the fourth quarter of 2010, consolidated losses and loss adjustment expenses (LAE) were lower compared to 2009 by $0.4 million after-tax, mostly due to increased favorable loss reserve development in the Agribusiness segment.

•
Underwriting expenses on a consolidated basis were lower by $0.4 million after-tax in the fourth quarter of 2010, compared to the fourth quarter of 2009. The reduction was mostly due to the lower premium volume and lower employee incentive compensation costs in 2010 compared to 2009.

•
These favorable items were offset by increased income tax expense due to an increase in the Company’s consolidated federal deferred tax valuation allowance. Net income for 2009 included a tax benefit of $0.3 million from a reversal of a federal tax valuation allowance related to 2008 capital losses.

Book value per share decreased by $0.26 per share compared to September 30, 2010, and was $20.85 per share at year end 2010. Shareholders’ equity decreased from $93.9 million at September 30, 2010 to $93.0 million at December 31, 2010, primarily as a result of declines in the value of the Company’s fixed maturity investment portfolio, which was partly offset by the net income for the quarter. Diluted earnings per share were $0.27 per share for the fourth quarter of 2010, compared to $0.19 for the fourth quarter of 2009.

For the year ended December 31, 2010, Penn Millers reported a net loss of $3.5 million compared to net income of $2.6 million for the year ended 2009.
•
The Company had an operating loss after taxes from continuing operations (which excludes after-tax realized investment gains or losses) of $5.3 million in the year ended 2010, compared to income of $3.3 million for the same period of 2009.

•	The $8.6 million decline in operating income was driven by the $4.3 million unfavorable variance in year over year tax valuation allowance changes.

•	A $4.8 million after-tax decrease in net premiums earned, mostly in the Commercial Business segment, also contributed to the decline in operating income in the year to date period.

•
Catastrophe losses were $3.7 million, after-tax in 2010, compared to $1.3 million, after-tax in 2009. In the second quarter of 2010, Penn Millers experienced an unusually high level of catastrophe losses due to severe wind events that affected four of its large Agribusiness insureds. In the first quarter of 2010, the Commercial Business segment was impacted by losses from late winter storms in the Northeast. Penn Millers was also adversely impacted by losses from storms that were not declared catastrophes. For the year ended 2010, the Company experienced $0.8 million more in after-tax, non-catastrophe-related weather losses compared to the year ended 2009.

•
In 2010 Penn Millers experienced $1.4 million of net after-tax favorable prior year reserve development, compared to $1.8 million of net after-tax favorable development for the full year of 2009, excluding the effects that the stop loss contract had on 2009 results.

•
The declines in operating income were partially offset by an improvement arising from a $1.6 million adverse after-tax impact attributable to the stop loss reinsurance contract, which was reversed in the third quarter of 2009.

•
Underwriting expenses were lower by $1.0 million after-tax in 2010, compared to 2009, due mostly to: the decline in earned premiums; a one-time benefit recognized in the second quarter of 2010 for the termination of the Company’s Supplemental Executive Retirement Plan (or SERP); and lower employee-related incentive compensation costs in 2010.

•	In addition, the decrease in operating income was partially offset by an after-tax increase in realized investment gains of $1.7 million, most of which occurred in the second quarter.
•	Net income for the year to date period of 2009 included a net after-tax loss from discontinued operations of $0.8 million resulting from the tax impact of the sale of Eastern Insurance Group.
Book value per share was $20.85 at December 31, 2010, $0.46 per share lower than December 31, 2009. Shareholders’ equity decreased from $100.0 million at December 31, 2009 to $93.0 million at December 31, 2010 as a result of share repurchases and the net loss for the current year. Diluted earnings per share were a loss of $0.76 per share for 2010, compared to net income per share of $0.19 in 2009.

Douglas A. Gaudet, President and Chief Executive Officer, commented on the Company’s results: “Our Agribusiness segment performed reasonably well in the fourth quarter. Direct premiums written were up in this segment by 3.8% quarter-over-quarter versus last year. Premiums earned in our Commercial Business segment have declined as we withdraw from certain unprofitable classes of business, terminate relationships with several underperforming producers and use financial scoring in the underwriting process to improve the profitability of this segment.”
Penn Millers management will host an investor conference call and webcast on March 30, 2011 at 10:00 a.m. Eastern Standard Time to discuss fourth quarter and full year 2010 results. Registration for the event can be accessed via the Company’s website at www.pennmillers.com located under Investor News. The conference call will be available for replay through April 13, 2011 through the Company’s website, www.pennmillers.com.
The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 33 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Financial Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

U.S. GAAP ratios:
Loss and loss adjustment expense ratio	62.3%	63.8%	78.8%	70.0%
Underwriting expense ratio	35.1%	37.4%	35.0%	33.7%

Combined ratio	97.4%	101.2%	113.8%	103.7%

Return on average shareholders’ equity, continuing operations (1)	5.2%	6.0%	-3.6%	5.4%
Return on average shareholders’ equity (1)	5.2%	5.7%	-3.6%	4.1%

Basic earnings per share (2)	$0.27	$0.19	$(0.76)	$0.19

Diluted earnings per share (2)	$0.27	$0.19	$(0.76)	$0.19

Net book value per share			$20.85	$21.31

(1)	Return on average shareholders’ equity for the three month periods is annualized. The information for 2009 has been weighted to account for the days in 2009 we were a publicly traded company.

(2)
Earnings per share data for 2009 reflects only the net income for the period October 17, 2009 through December 21, 2009, the period of 2009 we were a publicly traded company. The net income during this period was $929,000.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets
Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost $158,193 in 2010 and $161,730 in 2009)	$162,771	167,155
Equity securities:
Available for sale, at fair value (cost $10,885 in 2010)	10,874	—

Cash and cash equivalents	6,510	20,220
Premiums and fees receivable	28,394	29,526
Reinsurance receivables and recoverables	24,912	19,502
Deferred policy acquisition costs	9,735	10,053
Prepaid reinsurance premiums	4,320	4,076
Accrued investment income	1,621	1,810
Property and equipment, net of accumulated depreciation	3,323	3,769
Income taxes receivable	1,253	—
Deferred income taxes	—	3,518
Other	1,008	3,821

Total assets	$254,721	263,450

Liabilities and Shareholders’ Equity
Liabilities:
Losses and loss adjustment expense reserves	$109,973	106,710
Unearned premiums	42,807	43,313
Accounts payable and accrued expenses	8,913	12,762
Income taxes payable	—	617

Total liabilities	161,693	163,402

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value, authorized 10,000,000; issued 2010: 5,444,022 shares and 2009: 5,444,022 shares; outstanding 2010: 4,462,131 shares and 2009: 4,695,262 shares	54	54
Additional paid-in capital	51,068	50,520
Accumulated other comprehensive income	2,054	2,519
Retained earnings	50,993	54,481
Unearned ESOP, 476,999 and 530,999 shares	(4,770)	(5,310)
Treasury stock, at cost, 504,892 and 217,761 shares	(6,371)	(2,216)

Total shareholders’ equity	93,028	100,048

Total liabilities and shareholders’ equity	$254,721	263,450

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
Three Months Ended December 31, 2010 and 2009
(Dollars in thousands, except share data)

	2010	2009
Revenues:
Premiums earned	$17,178	17,637
Investment income, net of investment expense	1,337	1,457
Realized investment gains, net:
Total other-than-temporary impairment losses	—	—
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	407	328

Total realized investment gains, net	407	328

Other income	89	31

Total revenues	19,011	19,453

Losses and expenses:
Losses and loss adjustment expenses	10,696	11,252
Amortization of deferred policy acquisition costs	5,031	5,172
Underwriting and administrative expenses	999	1,427
Interest expense	25	26
Other expense, net	56	103

Total losses and expenses	16,807	17,980

Income from continuing operations, before income taxes	2,204	1,473
Income tax expense	1,011	116

Income from continuing operations	1,193	1,357

Discontinued operations:
Loss from discontinued operations, before income taxes	—	—
Income tax expense	—	53

Loss from discontinued operations	—	(53)

Net income	$1,193	1,304

Earnings per share (1):
Basic:
Income from continuing operations	$0.27	0.19
Loss from discontinued operations	—	—

Net income per common share	$0.27	0.19

Diluted:
Income from continuing operations	$0.27	0.19
Loss from discontinued operations	—	—

Net income per common share	$0.27	0.19

(1)
Earnings per share data for 2009 reflects only the net income for the period October 17, 2009 through December 21, 2009, the period of 2009 we were a publicly traded company. The net income during this period was $929.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
Years Ended December 31, 2010 and 2009
(Dollars in thousands, except share data)

	2010	2009
Revenues:
Premiums earned	$68,097	75,358
Investment income, net of investment expense	5,700	5,648
Realized investment gains, net:
Total other-than-temporary impairment losses	—	(197)
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	2,712	396

Total realized investment gains, net	2,712	199

Other income	325	223

Total revenues	76,834	81,428

Losses and expenses:
Losses and loss adjustment expenses	53,686	52,754
Amortization of deferred policy acquisition costs	20,170	21,383
Underwriting and administrative expenses	3,656	3,999
Interest expense	31	22
Other expense, net	164	209

Total losses and expenses	77,707	78,367

(Loss) income from continuing operations, before income taxes	(873)	3,061
Income tax expense (benefit)	2,615	(346)

(Loss) income from continuing operations	(3,488)	3,407

Discontinued operations:
Income from discontinued operations, before income taxes	—	39
Income tax expense	—	879

Loss from discontinued operations	—	(840)

Net (loss) income	$(3,488)	2,567

Earnings per share (1):
Basic:
(Loss) income from continuing operations	$(0.76)	0.19
Loss from discontinued operations	—	—

Net (loss) income per common share	$(0.76)	0.19

Diluted:
(Loss) income from continuing operations	$(0.76)	0.19
Loss from discontinued operations	—	—

Net (loss) income per common share	$(0.76)	0.19

(1)
Earnings per share data for 2009 reflects only the net income for the period October 17, 2009 through December 21, 2009, the period of 2009 we were a publicly traded company. The net income during this period was $929.

Reconciliation of non-GAAP Measures
The Company uses a non-GAAP financial measure called “operating income (loss) from continuing operations” which excludes realized investment gains or losses and the results of discontinued operations. Management believes this is useful to investors because investment gains and losses and the results of discontinued operations could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “income (loss) from continuing operations.” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “income (loss) from continuing operations” is provided below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands)

Operating income (loss) from continuing operations	$924	1,141	$(5,278)	3,276
Net realized investment gains, net of income taxes	269	216	1,790	131

Income (loss) from continuing operations	$1,193	1,357	$(3,488)	3,407